As filed with the Securities and Exchange Commission on June 23, 2022

Registration Statement No. 333-116625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Square P.O. Box 4887 Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

2022 AMENDED AND RESTATED EQUITY AND CASH INCENTIVE COMPENSATION PLAN

(Formerly the Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan)

(Full Title of the Plan)

E. Philip Wenger

Chairman and Chief Executive Officer

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(Name and address of agent for service)

(717) 291-2411

(Telephone number, including area code, of agent for service)

With a copy to:

Natasha R. Luddington, Esq.

Senior Executive Vice President, Chief Legal Officer

and Corporate Secretary

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

Kimberly J. Decker, Esq. Barley Snyder, LLP 126 East King Street Lancaster, Pennsylvania 17602 (717) 299-5201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 18, 2004, Fulton Financial Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Commission No. 333-116625) registering shares of the Registrant’s common stock that may be issued under the 2022 Amended and Restated Equity and Cash Incentive Compensation Plan (formerly called the Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan) (the “Plan”), which registration statement was subsequently amended on June 19, 2013 by Amendment No. 1 (as amended, the “Original Registration Statement”). On March 15, 2022, the board of directors of the Registrant approved the amendment of the Plan, subject to shareholder approval. The Plan, as amended, was approved by the shareholders of the Registrant at the Registrant’s annual meeting of shareholders held on May 17, 2022. This Amendment No. 2 (the “Registration Statement”) is being filed by the Registrant for the purpose of updating exhibit 99.1 to the Original Registration Statement to reflect the amendments to the Plan, and the Plan, as amended, is attached as exhibit 99.1 to this Registration Statement. The Registrant is not registering additional shares of common stock under the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM I. PLAN INFORMATION.

The documents containing the information specified in Item 1 will be delivered to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the 1933 Act. The participants shall be notified by a written statement that, upon written or oral request, they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this Registration Statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filled with the Commission on May  9, 2022; the Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2022, February  10, 2022, March  2, 2022, March  15, 2022, March  16, 2022, March  21, 2022, April  19, 2022, May  19, 2022, May  23, 2022, June  14, 2022 and June 15, 2022;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

(c)  The description of Registrant’s common stock contained in Exhibit 4.7 of Registrant’s Form 10-K filed February 21, 2020, and any amendment or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 1741 of the Pennsylvania Business Corporation Law (the “PBCL”) provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article VIII of Registrant’s bylaws (the “Bylaws”) provides for indemnification of directors, officers, employees and other agents of Registrant and advancement of expenses upon the undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined that the indemnified person is not entitled to be indemnified.

Article V, Section 3 of Registrant’s Bylaws provide that the rights to indemnification and advancement of expenses in the Bylaws are not exclusive, and may be in addition to, indemnification rights provided for under any agreement, by vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Article V, Section 4 of Registrant’s Bylaws, Fulton maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties as well as insurance covering Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Registrant.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Registrant’s Bylaws with respect to with indemnification of directors and officers and does not purport to be complete. The description of the Bylaws is qualified in its entirety by reference to the detailed provisions of Article V of the Bylaws of Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Fulton Financial Corporation 2022 Amended and Restated Equity and Cash Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated May 17, 2022 and filed May 19, 2022).

4.2	Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the registration Statement on Form S-4 filed April 21, 2022)

4.3	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation report on Form 8-K filed June 24, 2011)

4.4	Bylaws (incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation report on Form 8-K filed May 14, 2021)

4.5	Statement with Respect to Shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A of Fulton Financial Corporation, dated October 23, 2020 (incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation current report on Form 8-K filed October 29, 2020)

23.1	Consent of KPMG LLP.

24.1	Power of Attorney (included as part of the signature page).

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the 1933 Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 21st day of June, 2022.

FULTON FINANCIAL CORPORATION

By:	/s/ E. Philip Wenger
E. Philip Wenger
Chairman of the Board
and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints Natasha R. Luddington, Mark A. Crowe and John R. Merva and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jennifer Craighead Carey Jennifer Craighead Carey	Director	June 21, 2022

/s/ Lisa Crutchfield Lisa Crutchfield	Director	June 21, 2022

/s/ Denise L. Devine Denise L. Devine	Director	June 21, 2022

/s/ Steven S. Etter Steven S. Etter	Director	June 21, 2022

/s/ George W. Hodges George W. Hodges	Director	June 21, 2022

/s/ George K. Martin George K. Martin	Director	June 21, 2022

/s/ James R. Moxley III James R. Moxley III	Director	June 21, 2022

/s/ Curtis J. Myers Curtis J. Myers	Director, President and Chief Operating Officer	June 21, 2022

/s/ Antoinette M. Pergolin Antoinette M. Pergolin	Director	June 21, 2022

/s/ Ronald H. Spair Ronald H. Spair	Director	June 21, 2022

/s/ Mark F. Strauss Mark F. Strauss	Director	June 21, 2022

/s/ E. Philip Wenger E. Philip Wenger	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2022

/s/ Anthony L. Cossetti Anthony L. Cossetti	Executive Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 21, 2022

/s/ Mark R. McCollom Mark R. McCollom	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 21, 2022